UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

Specialized Disclosure Report

Everspin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37900	26-2640654
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Everspin Technologies, Inc.

5670 W. Chandler Boulevard, Suite 130

Chandler, Arizona 85226

(Address of principal executive offices) (Zip Code)

Anuj Aggarwal

Chief Financial Officer

Everspin Technologies, Inc.

(480) 347-1111

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ___________.

SECTION 1-CONFLICT MINERALS DISCLOSURE

Item 1.01. Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Everspin Technologies, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2023.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at https://www.everspin.com/rbi-gesi-and-other-documents-and-templates

Item 1.02. Exhibit

The Company’s Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

SECTION 2-RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01. Resource Extraction Issuer Disclosure and Report

Not applicable.

SECTION 3-EXHIBITS

Item 3.01. Exhibits

Exhibit No.	Description
1.01	Conflicts Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Everspin Technologies, Inc.

By:	/s/ Anuj Aggarwal	Date: May 29, 2024
Anuj Aggarwal
Chief Financial Officer